As filed with the Securities and Exchange Commission on July 7, 2005

REGISTRATION NO. 333-125927

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1
to
FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LIBERTY GLOBAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	4841	20-2197030
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification code number)	Identification No.)

4643 S. Ulster Street, Suite 1300,  Denver, Colorado 80237, (303) 770-4001
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Elizabeth M. Markowski
Senior Vice President and Secretary
Liberty Global, Inc.
4643 S. Ulster Street, Suite 1300
Denver, Colorado 80237

(303) 770-4001
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robert W. Murray Jr.
Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York
10112-4998
(212) 408-2500

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The following table sets forth expenses payable by Liberty Global in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration statement filing fee.

Registration fee	$2,968
Legal fees and expenses	50,000
Accounting fees and expenses	40,000
Printing and engraving expenses	20,000
Miscellaneous	17,032

Total	$120,000

Item 15. Indemnification Of Directors And Officers.

     Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

     Article V, Section E of the Restated Certificate of Incorporation (the “Charter”) of Liberty Global provides as follows:

     1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty Global shall not be liable to Liberty Global or any of its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty Global existing at the time of such repeal or modification.

2. Indemnification.

     (a) Right to Indemnification. Liberty Global shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty Global or while a director or officer of Liberty Global is or was serving at the request of Liberty Global as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of Section E of the Charter. Liberty Global shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty Global.

     (b) Prepayment of Expenses. Liberty Global shall pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

     (c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 30 days after a written claim therefor has been received by Liberty Global, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty Global shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

     (d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of Liberty Global, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

     (e) Insurance. The board of directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at Liberty Global’s expense insurance: (i) to indemnify Liberty Global for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Section E of the Charter; and (ii) to indemnify or insure directors and officers against liability in instances in which they may not otherwise be indemnified by Liberty Global under the provisions of Section E of the Charter.

     (f) Other Indemnification. Liberty Global’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

     3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Section E of the Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 16. Exhibits.

     The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit No.	Document
4.1	Specimen certificate for shares of Series A common stock, par value $.01 per share, of Liberty Global (incorporated by reference to Exhibit 4.1 to Liberty Global’s current report on Form 8-K, dated June 15, 2005 (File No. 000-51360) (the “Liberty Global 8-K”))

4.2	Specimen certificate for shares of Series B common stock, par value $.01 per share, of Liberty Global (incorporated by reference to Exhibit 4.2 to the Liberty Global Form 8-K)

4.3	Indenture, dated as of April 6, 2004, between UGC and The Bank of New York (incorporated by reference to Exhibit 4.1 to UGC’s Current Report on Form 8-K, dated April 6, 2004 (File No. 000-496-58) (the “UGC April 2004 8-K”))

Exhibit No.	Document
4.4	First Supplemental Indenture, dated as of May 24, 2005 between UGC and The Bank of New York (incorporated by reference to Exhibit 10.1 to UGC’s Current Report on Form 8-K, dated May 31, 2005 (File No. 000-49658))

4.5	Second Supplemental Indenture, dated as of June 15, 2005, among UGC, Liberty Global and The Bank of New York (incorporated by reference to Exhibit 99.4 to the Liberty Global 8-K)

4.6	Registration Rights Agreement, dated as of April 6, 2004, between UGC and Credit Suisse First Boston (incorporated by reference to Exhibit 10.1 to the UGC April 2004 8-K)

5.1	Opinion of Baker Botts L.L.P.

8.1	Opinion of Baker Botts L.L.P. with respect to tax matters

23.1	Consent of KPMG LLP*

23.2	Consent of KPMG AZSA & Co.*

23.3	Consent of KPMG AZSA & Co.*

23.4	Consent of Finsterbusch Pickenhayn Sibille *

Exhibit No.	Document
23.5	Consent of KPMG LLP*

23.6	Consent of Ernst & Young Ltda.*

23.7	Consent of KPMG LLP*

23.8	Consent of Ernst & Young*

23.9	Consent of Barbier Frinault & Autres Ernst & Young*

23.10	Information regarding absence of consent of Arthur Andersen LLP*

23.11	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney*

*	Previously filed

Item 16. Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Liberty Global pursuant to the foregoing provisions, or otherwise, Liberty Global has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Liberty Global of expenses incurred or paid by a director, officer or controlling person of Liberty Global in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Liberty Global will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Liberty Global hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934

(and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on July 7, 2005.

LIBERTY GLOBAL INC.
By:	/s/ Bernard G. Dvorak
Name:	Bernard G. Dvorak
Title:	Senior Vice President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Name	Title	Date
* Michael T. Fries	President, Chief Executive Officer (Principal Executive Officer) and Director	July 7, 2005
* Bernard G. Dvorak	Senior Vice President and Co-Chief Financial Officer (Principal Accounting Officer)	July 7, 2005
* Charles H. R. Bracken	Senior Vice President and Co-Chief Financial Officer (Principal Financial Officer)	July 7, 2005
* John C. Malone	Chairman of the Board and Director	July 7, 2005
* John P. Cole	Director	July 7, 2005
* John W. Dick	Director	July 7, 2005
* Paul A. Gould	Director	July 7, 2005
* David E. Rapley	Director	July 7, 2005
* Larry E. Romrell	Director	July 7, 2005
* Gene W. Schneider	Director	July 7, 2005
* J.C. Sparkman	Director	July 7, 2005
* J. David Wargo	Director	July 7, 2005
* /s/ Bernard G. Dvorak
Attorney in Fact

EXHIBIT INDEX

Exhibit No.	Document
4.1	Specimen certificate for shares of Series A common stock, par value $.01 per share, of Liberty Global (incorporated by reference to Exhibit 4.1 to Liberty Global’s Current Report on Form 8-K, dated June 15, 2005 (File No. 000-51360) (the “Liberty Global Form 8-K”))

4.2	Specimen certificate for shares of Series B common stock, par value $.01 per share, of Liberty Global (incorporated by reference to Exhibit 4.2 to the Liberty Global Form 8-K)

4.3	Indenture, dated as of April 6, 2004, between UGC and The Bank of New York (incorporated by reference to Exhibit 4.1 to UGC’s Current Report on Form 8-K, dated April 6, 2004 (File No. 000-496-58) (the “UGC April 2004 8-K”))

4.4	First Supplemental Indenture, dated as of May 24, 2005, between UGC and The Bank of New York (incorporated by reference to Exhibit 10.1 to UGC’s Current Report on Form 8-K, dated May 31, 2005 (File No. 000-49658))

4.5	Second Supplemental Indenture, dated as of June 15, 2005, among UGC, Liberty Global and The Bank of New York (incorporated by reference to Exhibit 99.4 to the Liberty Global 8-K)

4.6	Registration Rights Agreement, dated as of April 6, 2004, between UGC and Credit Suisse First Boston (incorporated by reference to Exhibit 10.1 to the UGC April 2004 8-K)

5.1	Opinion of Baker Botts L.L.P.

Exhibit No.	Document
8.1	Opinion of Baker Botts L.L.P. with respect to tax matters

23.1	Consent of KPMG LLP*

23.2	Consent of KPMG AZSA & Co.*

23.3	Consent of KPMG AZSA & Co.*

23.4	Consent of Finsterbusch Pickenhayn Sibille *

23.5	Consent of KPMG LLP*

23.6	Consent of Ernst & Young Ltda.*

23.7	Consent of KPMG LLP*

23.8	Consent of Ernst & Young*

23.9	Consent of Barbier Frinault & Autres Ernst & Young*

23.10	Information regarding absence of consent of Arthur Andersen LLP*

23.11	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

24.1	Power of Attorney*

* Previously filed